CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.14

LICENSE AGREEMENT

BETWEEN

ZELLERX CORPORATION AND HANS G. KLINGEMANN

This License Agreement (“Agreement”), dated as of February 10, 2003, between Hans G. Klingemann, an individual (“Klingemann”), and ZelleRx Corporation, an Illinois corporation (“ZelleRx”).

Purpose and Intent

Klingemann is the sole owner of the Licensed Patents defined below, and has the right to enter into this Agreement;

Klingemann believes a start-up company, like ZelleRx, founded around the Licensed Patents is the most effective commercialization vehicle for this technology;

Klingemann is a founder of, and holds founders’ stock in, ZelleRx; and

ZelleRx desires exclusive license rights to the Licensed Patents for commercialization in all fields and Klingemann is willing to grant such exclusive license in accordance with the terms and conditions hereinafter set forth;

Therefore, in consideration of the foregoing and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Agreement

1.     Definitions. The following capitalized terms used in this Agreement shall mean:

(a)     “Affiliate” means, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity. “Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean beneficial ownership of fifty one percent (51%) (A-more of the outstanding securities or the ability to otherwise elect a majority of the board of directors or other managing authority.

(b)     “Effective Date” means the date set forth on page 1, line 1, of this Agreement.

(c)     “Field” means all fields of use.

(d)     “Inventor(s)” means the inventor(s) named in the Licensed Patents.

(e)     “Licensed Patents” means the patent applications listed on Schedule A attached hereto, and all patents applications claiming priority therefrom, and including all divisions, continuations, continuations in part, foreign counterparts, and any valid patents which may issue therefrom and any reissues, renewals, substitutions, or extensions of or to any such patents or patent applications, provided that Licensed Patents shall not include any patent applications and any patents issuing from patent applications filed in countries (i) that ZelleRx elects not to file in pursuant to Paragraph 4. A. and (ii) where ZelleRx’s rights are terminated under Paragraph 4. C. and provided that Licensed Patents shall not include any continuation in part applications claiming inventions made after Klingemann’s termination of employment at BC Cancer Agency.

(f)     “Licensed Product” means any product covered by the scope of any Valid Claim contained in any Licensed Patent or a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent.

(g)     “Improvement” means any modification of a Licensed Product provided practicing such modification, if unlicensed, would infringe one or more Valid Claims of the Licensed Patents. “Improvement” does not mean or include developments in respect to components, materials, or processes that are useful in practicing the inventions of the Licensed Patents, but that do not themselves infringe at least one of the licensed Valid Claims of the Licensed Patents.

(h)     “Royalties” means all amounts payable under Paragraph 3 of this Agreement.

(i)     “Net Sales” means the aggregate amount received for Sales of Licensed Products hereunder, less the following deductions:

(i)     Discounts (including price adjustments related to commercial programs), returns, allowances, and wholesaler charge-backs allowed and taken, but in any case only in amounts consistent with reasonable and customary industry standards;

(ii)     Commissions to persons other than Affiliates;

(iii)     Import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs or duties, but not state, federal or foreign income taxes;

(iv)     Freight, handling, transportation and insurance prepaid or allowed; and

(v)     Amounts allowed or credited on retroactive price reductions or rebates.

Any refund of any of the foregoing amounts (including any reversal of a bad debt allowances, whether arising from amounts received in settlement of bad debts or otherwise) previously deducted from Net Sales shall be appropriately credit upon receipt thereof

Licensee may, at its option, allocate the above deductions from Sales of Licensed Products based upon accruals estimated reasonably and consistent with Licensee’s standard business practices. If Licensee elects to utilize such accruals, actual deductions will be calculated and, if applicable, adjustments will be made on an annual basis.

If a Licensed Product is sold in combination with another product or products, Net Sales under such circumstances shall be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the invoice price of the Licensed Product when sold separately, and B is the total invoice price of any other product or products in combination when sold separately.

If, on a country-by-country basis, the other product or products in the combination are not sold separately, Net Sales, for purposes of determining royalties on the combination Licensed Product shall be calculated by multiplying actual Net Sales of such combination Licensed Product by the fraction A/C where A is the invoice price for the Licensed Product if sold separately and C is the invoice price of the combination Licensed Product.

If on a country-by-country basis, neither the Licensed Product nor the other product or products is sold separately in said country, Net Sales, for the purpose of determining royalties on the combination Licensed Products shall be calculated as above except that A shall be the total cost of manufacture of the Licensed Produce and C shall be the total cost of manufacture of the combination Licensed Product, as determined in accordance with a Party’s customary accounting practices, consistently applied.

(j)     “Sublicensee” means any person, company or other entity granted a sublicense by ZelleRx under Paragraph 2. D. below, including Affiliates of the Sublicensee.

(k)     “Sublicense” means any agreement entered into by ZelleRx with any third party which grants such third party license rights to the Licensed Patents and/or Licensed Products.

(l)     “Technical Information” means Klingemann’s rights in all data, trial results, drawings, cell lines, biological materials, designs, operating techniques, trade secrets, know-how, show-how, documents, models, inventions and equipment, or other information in any form (including oral disclosures) that have not become the subject of a Licensed Patent, in Klingemann’s possession relating to Licensed Patents.

(m)     “Territory” shall mean worldwide.

(n)     “Valid Claim” means an issued claim of any unexpired patent or a claim of any pending patent application which has not been held unenforceable, unpatentable or invalid by a decision of a court of governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal; which has not been rendered unenforceable through disclaimer or otherwise; and which has not been lost through an interference proceeding.

2.     Grant of License and Reservation of Research Rights.

(a)     Grant. Klingemann hereby grants to ZelleRx and its Affiliates an exclusive license to make, have made, use, import, export, offer to sell, and sell Licensed Products within the Field and within the Territory provided that Klingemann retains the right to make and use the Licensed Product for non-commercial research purposes only.

(b)     Grant. Klingemann hereby grants to ZelleRx and its Affiliates an exclusive (except as otherwise specified in 2.E.) license to use the Technical Information within the Field and within the Territory, provided that Klingemann retains the right to make and use the Technical Information for non-commercial research purposes only.

(c)     Grant. Klingemann further grants to ZelleRx and its Affiliates licenses of the scope specified in 2.A. of this Agreement in respect to patent applications and patents on any Improvements that are first conceived and actually or constructively reduced to practice prior to the expiration of this grant, and as to which Klingemann has or shall have the right to grant such licenses (i) without payment or other obligation to a third party or (ii) if the third party agrees that ZelleRx may assume any such payment or other obligation to a third party and ZelleRx does so assume such obligation.

(d)     Sublicense. ZelleRx shall have the exclusive right to grant to third parties sublicenses to the rights granted ZelleRx under Paragraph 2.A., 2.B., and 2.C., on terms consistent with terms of this Agreement. All Sublicenses shall provide that the Sublicensee may not grant further Sublicenses to third parties, except for Affiliates of a Sublicensee or except for the purpose of having Licensed Products made for the Sublicensee. ZelleRx shall provide Klingemann with a copy of each executed Sublicense within thirty (30) days of the execution thereof

ZelleRx shall be responsible for the payment to Klingemann of all royalties payable pursuant to the provisions of Section 3 hereof by Affiliates and Sublicensees under all third party sublicenses granted by ZelleRx.

Each Sublicense shall state that if this Agreement terminates for any reason, except expiration pursuant to Paragraph 9. A., the Sublicense shall automatically terminate effective ninety (90) days following the termination of this Agreement without the necessity of any notice from Klingemann to the Sublicensee. In each case, Klingemann agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from Klingemann granting the Sublicensee substantially the same rights under substantially the same terms as those contained in the Sublicense with ZelleRx. If no agreement is reached within the ninety (90) days. Klingemann shall have no further obligation to the Sublicensee.

(e)     Warranties. Klingemann warrants that he has the power and authority to enter into this Agreement and to make the grants of licenses set forth in Section 2 herein. Klingemann also warrants that the inventions claimed in the Licensed Patents were not developed with the use of United States government or other funds that limit, in any manner, any right granted in this Agreement, with respect to such inventions. Klingemann also warrants that he is unaware of any third party patent or patents which would be infringed by the use of the Licensed Product.

3.     Royalties and Other Payments.

(a)     Royalties. As partial consideration for the license granted in Paragraph 2 of this Agreement, ZelleRx shall pay directly to BC Cancer Agency, a Royalty equal to the royalty payable by Klingemann to BC Cancer Agency (the “BC Royalty”) pursuant to that certain agreement between Klingemann, as inventor, and BC Cancer Agency dated May 22, 1997 (the “BC Agreement”). As partial consideration for the license granted in Paragraph 2 of this Agreement, ZelleRx shall pay Klingemann, or his designee, a Royalty of 3% of Net Sales of Licensed Products for therapeutic use by ZelleRx and its Affiliates, and a Royalty of 1% of Net Sales of Licensed Products for diagnostic or other uses by ZelleRx, its Affiliates, in each case including the amount, if any, of the BC Royalty. With respect to Sublicensees, ZelleRx shall pay Klingemann 50% of any royalties received by ZelleRx or its Affiliates from Sublicensees for Net Sales of Licensed Products by said Sublicensees, provided further that with respect to such payments by Sublicensees, the amount payable to Klingemann shall include 50% of the amount, if any, of the BC Royalty, with the other 50% being born by ZelleRx.

(b)     Calculation of Royalties. Royalties shall be payable to Klingemann by check and in U.S. currency within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the first sale of Licensed Products is made by ZelleRx, its Affiliates, or its Sublicensees. Each payment shall be accompanied by a statement showing the calculation of the Royalties due. There shall be deducted from all such payments taxes required to be withheld by any governmental authority and ZelleRx shall provide copies of receipts for such taxes to Klingemann along with each Royalty payment. Any necessary conversion of currency into United States dollars shall be at the applicable rate of exchange of Citibank, N.A., in New York, New York, (or any other objective source of exchange rate information as may be mutually agreed upon by Klingemann and ZelleRx) on the last day of the calendar quarter in which such transaction occurred.

(c)     Reduction of Royalties. (1) If ZelleRx, its Affiliate or Sublicensee, in exercising its rights under this Agreement is sued for infringement of a patent by a third party for an act which, but for the practice or use of the Licensed Products, would not infringe the rights of the third party, ZelleRx may credit its expenses in defense or settlement of such infringement against fifty percent (50%) of royalties accruing under this Agreement. (2) If additional technology is necessary to commercialize the Licensed Products, then ZelleRx may credit any royalty paid a third party on sales of Licensed Products against royalties accruing under this Agreement in an amount not to exceed fifty percent (50%), such credits being limited to royalties accruing upon the affected Licensed Products. (3) In the event that, with respect to Net Sales of all Licensed Products, ZelleRx is paying royalties to unaffiliated third parties (other than BC Cancer Agency) and the total royalties, including those payable to Klingemann hereunder, exceed five percent (5%) of Net Sales, the amount due and payable to Klingemann and the unaffiliated third parties (other than BC Cancer Agency) hereunder may be reduced proportionally such that total royalties equal five Percent (5%) of Net Sales, but in no event shall the royalty payable to Klingemann with respect to such Licensed Products be less than one percent (1.0%) of Net Sales.”

(d)     Taxes. Klingemann shall pay any and all taxes levied on account of royalties or other payments he receives, directly or indirectly under this Agreement. If applicable laws require that taxes be withheld, ZelleRx shall (a) deduct these taxes from the remittal amount, (b) pay the taxes to the proper taxing authority, and (c) send proof of payment to Klingemann within forty-five (45) days following that payment.

(e)     Blocked Currency/Royalty Rates. If by reason of any restrictive exchange laws’ or regulations, ZelleRx or its Affiliates or Sublicensees shall be unable to convert to U.S. dollars amounts equivalent to the royalties payable hereunder in respect of Licensed Products sold for funds other than U.S. dollars, such royalty payments shall be deferred until such restrictive practices are lifted so as to permit such conversion, or until Klingemann, at his option, designates a bank of Klingemann’s choice in the country in question, where such royalties may be legally remitted in trust for Klingemann, in local currency.

If in any country where Licensed Products are manufactured or sold, rates of royalties provided for herein are prohibited by law or regulation, ZelleRx shall pay such royalties at the highest rate permitted in that country for licenses of the type herein granted, and shall be deemed in compliance with its royalty payment obligations hereunder in so doing.

(f)     Records. ZelleRx shall, and shall require its Sublicensees and Affiliates of either, to keep full and accurate books and records in sufficient detail so that sums due Klingemann hereunder or sums due BC Cancer Agency under the BC Agreement can be properly calculated. Such books and records shall be maintained for at least five (5) years after the Royalty reporting period(s) to which they relate. During the term hereof and for three (3) calendar years thereafter, ZelleRx shall permit, and shall require its Sublicensees and Affiliates of either to permit, accountants designated by Klingemann, to whom ZelleRx has no reasonable objection, to examine its books and records at a time convenient for Klingemann and ZelleRx for the purpose of verifying the accuracy of the written statements submitted by ZelleRx and sums paid or payable. Klingemann may conduct such examination no more than once in any calendar year. After completion of any such examination, Klingemann shall promptly notify ZelleRx in writing of any proposed modification to ZelleRx’s statement of sums due and payable. If ZelleRx accepts such modification, or if the parties agree on other modifications, one party shall promptly pay or credit the other in accordance with such resolution. Such examination shall be made at the expense of Klingemann, except that if such examination discloses a discrepancy of five percent (5%) or more in the amount of Royalties and other payments due Klingemann, then ZelleRx shall reimburse Klingemann for the cost of such examination.

(g)     Overdue Payments. Payments due to Klingemann under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus five percent (5%) or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Paragraph shall be due Klingemann on demand or upon payment of past due amounts, whichever is sooner. The accrual or receipt by Klingemann of interest under this Paragraph shall not constitute a waiver by Klingemann of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

4.     Prosecution and Maintenance of Patents: Paten Costs.

(a)     Prosecution and Maintenance. On and after the Effective Dave, ZelleRx shall be solely responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents and Improvements made by Klingemann while at BC Cancer Agency. ZelleRx shall cause its patent counsel to provide Klingemann with a list of the countries in which it has filed and/or intends to file applications. Such list shall be provided to Klingemann at least sixty (60) days prior to the expiration of the corresponding Paris Convention priority date to allow Klingemann to suggest that additional countries be added to the list or that one or more countries be deleted from the list.

ZelleRx agrees to file applications in the additional countries requested by Klingemann unless it otherwise notifies Klingemann under Paragraph 4.B. Klingemann agrees to cooperate, and agrees to use his best efforts to require his Affiliates to cooperate, with ZelleRx in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as ZelleRx may reasonably request in connection therewith. Klingemann and its Sublicensees and Affiliates of either shall bear their own costs in connection with their cooperation with ZelleRx under this Paragraph. ZelleRx will provide Klingemann drafts of all documents received or prepared by ZelleRx, and with copies of all documents received by ZelleRx, in the prosecution and maintenance of the Licensed Patents. ZelleRx shall provide drafts and copies in a timely manner to allow Klingemann an opportunity to comment and request changes in ZelleRx’s documents. ZelleRx agrees to consider including all reasonable comments of Klingemann.

(b)     Klingemann’s Rights to Prosecute and Maintain Patents. ZelleRx shall notify Klingemann in writing of any country(ies) where it either previously declared its intention to file under Paragraph 4.A. and subsequently decided not to file in such country(ies) or previously filed and decided to abandon the patent application or issued patent. Such notice shall be given so as to allow Klingemann a reasonable time within which to file, or continue prosecution, or otherwise avoid abandonment of the application or patent, whichever is relevant. In all cases where Klingemann elects to file, or continue prosecution, or otherwise avoid abandonment in countries where ZelleRx either does not now intend to file or is not going to continue the prosecution or otherwise avoid abandonment, Klingemann shall file, prosecute and maintain the applications and patents in Klingemann’s name and at Klingemann’s expense. Such patents shall not be included in the definition of Licensed Patents for all purposes of this Agreement.

Upon written request of either party, ZelleRx and its patent counsel shall meet with Klingemann regarding any material issues related to prosecution and maintenance of Licensed Patents, provided that neither party shall have any obligation to have more than one such meeting in any 30 day period. Such meeting shall be held at any time and place as shall be reasonably agreed by parties, as promptly as practicable after receipt of such notice.

(c)     Prior Patent Costs. ZelleRx agrees to pay all necessary and reasonable third party fees and expenses incurred by Klingemann in obtaining and. maintaining the Licensed Patents and with regard to entering into this Agreement prior to the date of this Agreement if reasonably detailed documentation received from third party vendors to support the amount shall be delivered to ZelleRx, provided however, that such amount shall not exceed $50,000, provided, further that said payment shall be payable within one hundred eighty (180) days from the date such reasonably detailed documentation is delivered to ZelleRx.

5.     Due Diligence and Milestones.

(a)     Research and Development Expenditures. ZelleRx agrees to fund, directly, or indirectly with or through strategic alliances, joint ventures, and other entities, including without limitation application of matching funds or grants provided by governmental or quasi-governmental agencies or entities, research and development work directed to the demonstration and further development of the technology embodied in the Licensed Patents, including without limitation, work done in connection with the design and implementation of pre-clinical and clinical trials and the actual commencement and conducting thereof, in the following amounts, in the following periods:

(1)     not less than $250,000.00 not later than December 31, 2003;

(2)     not less than $700,000 (including the amounts referred to in Section 5.A.i)) not later than December 31, 2004;

(3)     not less than $1,250,000 (including the amounts referred to in Sections 5.A.i) and 5.A.ii)) not later than December 31, 2005; and

(4)     not less than $2,500,000 (including the amounts referred to in Sections 5.A.i), 5.A.ii), and 5.A.iii)) not later than December 31, 2006.

Notwithstanding the foregoing, the funding requirements of this Paragraph 5 shall terminate if at any time after the Effective Date, ZelleRx enters into Phase III trial(s) with respect to a Licensed Product.

(b)     Progress Reports. Upon written request of Klingemann, ZelleRx shall meet with Klingemann regarding any material issues related to progress in the commercialization of Licensed Products, provided that ZelleRx shall not have any obligation to have more than one such meeting in any 180 day period. Such meeting shall be held at any time and place as shall be reasonably agreed by parties, as promptly as practicable after receipt of such notice.

6.     Disclaimer of Warranties; Indemnification, Insurance.

(a)     Disclaimer of Warranties. Except with respect to a material misrepresentation or fraud by Klingemann in this agreement, and except for Klingemann’s specific representations in Paragraph 2.E, Klingemann makes no representations or warranties of any kind, express or implied, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the accuracy, safety or usefulness for any purpose of any information provided by Klingemann to ZelleRx, its Sublicensees or Affiliates of either, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves and any products developed from or covered by them; (iii) whether the practice of any claim contained in any of the Licensed Patents will or might infringe a patent or other intellectual property right owned or licensed by a third party; (iv) the patentability of any invention claimed in the Licensed Patents; or (v) the accuracy, safety, or usefulness for any purpose of any product or process made or carried out in accordance with or through the use of the Licensed Patents.

(b)     Indemnification. ZelleRx agrees, and agrees to require its Sublicensees and Affiliates of either, to indemnify, defend and hold harmless Klingemann from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, arising from the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith by ZelleRx, its Sublicensees or Affiliates of either, or any use, by one or more of them, of information provided by Klingemann to ZelleRx, its Sublicensees or Affiliates of either. ZelleRx agrees and agrees to require each of its Sublicensees and Affiliates of either to agree not to sue Klingemann in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith, by one or more of them. Klingemann shall be entitled to participate at his option and expense through counsel of his own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. ZelleRx shall not, and shall require in any sublicense that its Sublicensees and Affiliates of sublicensees shall not enter into any settlement affecting any rights or obligations of Klingemann or which includes an express or implied admission of liability, negligence or wrongdoing by Klingemann, without the prior written consent of Klingemann.

(c)     Assumption of Risk. The entire risk as to the performance, safety and efficacy of any invention claimed in the Licensed Patents or of any Licensed Products is assumed by ZelleRx, its Sublicensees and Affiliates of either, provided that such assumption of the risk shall not apply to the intentional misconduct or gross negligence by Klingemann. Klingemann shall not, except for his intentional misconduct or gross negligence or use other than as permitted by the grants in Sections 2.A and 2.B hereof, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to ZelleRx, any Sublicensee, Affiliates of either or customers or any of the foregoing, or for any such injury, loss or damage to any other individual or entity, regardless of legal theory based on the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. The above limitations on liability apply even though Klingemann may have been advised of the possibility of such injury, loss or damage. ZelleRx shall not, and shall require in its sublicenses that all Sublicensees and Affiliates of either not make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Paragraph.

(d)     Insurance. ZelleRx agrees and agrees to require in any sublicense that its Sublicensees and Affiliates of either to obtain and maintain reasonable liability insurance for claims for bodily injury, property, or other damage alleged to relate to Licensed Products and to support ZelleRx’s Indemnification obligations under Paragraph 6.B. ZelleRx, Sublicensees, and Affiliates shall list Klingemann, at ZelleRx’s, its Sublicensees’ or Affiliates’ of either of them, expense, whichever is relevant, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that ZelleRx, its Sublicensees and Affiliates of either have or shall obtain, that includes any coverage of claims relating to Licensed Products. This liability insurance shall be obtained prior to the first commercial use or the beginning of ZelleRx-authorized human clinical trials of the Licensed Products after the effective date of this Agreement, whichever is first, and shall provide initial coverage to Klingemann of at least $2,500,000 coverage. At the end of each two (2) year period from the effective date of this Agreement, the ZelleRx Board of Directors will determine the appropriate level and nature of the liability insurance, provided that the insurance coverage may not be reduced below $2,500,000. Such insurance shall be primary and noncontributory to any insurance Klingemann and its Affiliates may have. At Klingemann’s request, ZelleRx will supply Klingemann from time to time with copies of each such policy, and will notify Klingemann in writing at least 30 days prior to any termination of or change in coverage under any such policies.

7.     Confidentiality.

(a)     Confidentiality, Publications and Data Access. All information submitted by one party to the other concerning the invention(s) claimed in the Licensed Patents and Licensed Products and Improvements shall be considered as confidential (“Confidential Information”) and shall be utilized only pursuant to the licenses granted hereunder. During the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to any third party any Confidential Information received from the other party without the specific written consent of such party. However, ZelleRx may disclose Confidential Information belonging to Klingemann to potential Sublicensees and for the purpose of evaluating their interest in entering into a Sublicense but only after entering into a confidentiality and non-use agreement on the same terms as those contained in this Paragraph. The foregoing shall not apply where such Confidential Information a) was or becomes public through no fault of the receiving party, b) was, at the time of receipt, already in the possession of the receiving party as evidenced by its written records, c) was obtained from a third party legally entitled to use and disclose the same, d) is on advice of counsel, required by law to be disclosed to a governmental agency, or e) the disclosure of such information that is reasonably considered necessary for the commercial exploitation of the license granted herein. Notwithstanding the forgoing, ZelleRx may disclose Confidential Information to its Affiliates and Sublicensees, provided such Affiliates and Sublicensees agree to be bound by the same confidentiality provisions as set forth herein.

(b)     Publications. Klingemann shall provide to ZelleRx copies of any proposed written publication by Klingemann containing any Confidential Information of ZelleRx and, to the extent Klingemann is aware of them, proposed publications containing any Confidential Information of ZelleRx by persons working with or for Klingemann. ZelleRx agrees to provide copies of any proposed written publication of ZelleRx, its Sublicensees and Affiliates of either of them, containing any Confidential Information of Klingemann, to Klingemann. The parties shall provide copies of such proposed written publications at least ninety (90) days in advance of publication. The receiving party may within thirty (30) days of receipt of such proposed publication object to such proposed publication or disclosure on the grounds that (i) it contains patentable subject matter that needs patent protection or (ii) that the publication contains Confidential Information of the objecting party. At the request of the objecting party, Confidential Information of such party shall be deleted from the publication or the proposed publications shall be delayed for a period of up to thirty (30) days to permit the preparation and filing of appropriate patent applications.

8.     Infringement. In the event of an infringement of a Licensed Patent or an action filed by a third party asserting infringement by a Licensed Product the following shall apply;

(a)     Notice. Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Licensed Patent or the filing of an action by a third party asserting infringement by a Licensed Product. Upon notice of any such infringement or the filing of such action by a third party, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

(b)     ZelleRx’s Right to Bring Infringement Action.

(i)     If a third party infringes any patent included in the Licensed Patents within the Field, ZelleRx shall have the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ZelleRx agrees to notify Klingemann of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow Klingemann the opportunity to discuss with ZelleRx the choice of counsel for such matter. ZelleRx agrees to hire counsel reasonably acceptable to Klingemann. ZelleRx shall keep Klingemann timely informed of material developments in the prosecution or settlement of such action or proceeding. ZelleRx shall be responsible for all costs and expenses of any action or proceeding against infringes which ZelleRx initiates. Klingemann shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as ZelleRx may reasonably request. ZelleRx agrees to promptly reimburse Klingemann for his reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with ZelleRx. Klingemann may be represented by counsel in any such legal proceedings, at Klingemann’s own expense, subject to reimbursement under Paragraph 8. B. (2), acting in an advisory but not controlling capacity.

(ii)     The prosecution, settlement, or abandonment of any action or proceeding under Paragraph 8. B. (1) shall be at ZelleRx’s reasonable discretion provided that ZelleRx shall not have any right to surrender any of Klingemann’s rights to the Licensed Patents or to grant any infringer any rights to the Licensed Patents without Klingemann’s written consent.

(iii)     Except as provided herein, all amounts of every kind and nature recovered from an action or proceeding of infringement by ZelleRx shall belong to ZelleRx. If the amounts recovered by ZelleRx exceed ZelleRx’s reasonable third party out-of-pocket fees and expenses, ZelleRx shall reimburse Klingemann for Klingemann’s reasonable out-of-pocket fees and expenses incurred in hiring its own counsel. After deduction of the fees and expenses of both parties to this Agreement, any remaining amounts recovered shall be subject to Royalty payments in accordance with Paragraph 3.

(c)     Klingemann’s Right to Bring Infringement Action.

(i)     If a third party infringes any patent included in the Licensed Patents within the Field which Klingemann wishes to prosecute, Klingemann shall first notify ZelleRx in writing and request that ZelleRx bring an action or proceeding against the infringing third party. If ZelleRx declines or fails to bring such an action or proceeding within thirty (30) days of receipt of the notice, Klingemann shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ZelleRx shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as Klingemann may reasonably request. If the amounts recovered by Klingemann exceed his reasonable third party out-of-pocket fees and expenses, Klingemann agrees to pay ZelleRx for its and its Sublicensees’ reasonable out-of-pocket third party expenses incurred by it in cooperating in the action or proceeding. Except as specifically provided in this Paragraph, Klingemann shall share with ZelleRx 50% of all amounts recovered of every kind and nature. Amounts recovered by Klingemann shall not give rise to Royalty payments under Paragraph 3.

(ii)     Before abandonment with prejudice of any proceeding under Paragraph 8.C.(1), Klingemann shall consult with ZelleRx and, at ZelleRx’s election and expense, shall allow ZelleRx to prosecute the action.

(d)     ZelleRx’s Obligation to Defend Against Third Party Infringement Action.

(i)     If a third party brings an infringement action against Klingemann or ZelleRx, individually or jointly, asserting that the Licensed Products infringe one or more of the third party’s patents, ZelleRx agrees to notify Klingemann of its intention to defend against such action and in sufficient time to allow Klingemann the opportunity to discuss with ZelleRx the choice of counsel for such matter. ZelleRx agrees to hire counsel reasonably acceptable to Klingemann. ZelleRx shall keep Klingemann timely informed of material developments in the prosecution or settlement of such action or proceeding. ZelleRx shall be responsible for all costs and expenses of any action or proceeding. Klingemann shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as ZelleRx may reasonably request. ZelleRx agrees to promptly reimburse Klingemann for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with ZelleRx. Klingemann may be represented by counsel in any such legal proceedings, at Klingemann’s own expense, subject to reimbursement under Paragraph 8. B. (2), acting in an advisory but not controlling capacity.

(ii)     The defense or settlement of any action or proceeding under Paragraph 8. D. (1) shall be at ZelleRx’s reasonable discretion provided that ZelleRx shall not have any right to surrender any of Klingemann’s rights to the Licensed Patents without Klingemann’s written consent.

9.     Termination.

(a)     Term. Unless terminated earlier, this Agreement shall expire on the expiration date of the last to expire of the Licensed Patents unless the Licensed Patents have been assigned to ZelleRx in accordance with Section 10 hereof.

(b)     Klingemann’s Right to Terminate. Unless the Licensed Patents have been assigned to ZelleRx in accordance with Section 10 hereof, Klingemann shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

(i)     If ZelleRx fails to make any Royalty or other payment when due, this Agreement shall terminate effective sixty (60) days after Klingemann’s written notice to ZelleRx to such effect, unless ZelleRx makes such payment within the sixty (60) days.

(ii)     If ZelleRx fails to observe any other material obligation of this Agreement, this Agreement shall terminate effective sixty (60) days after Klingemann’s written notice to ZelleRx describing such failure, unless ZelleRx cures such failure within the sixty (60) days, or is diligently working to cure any such obligation that is not curable within sixty (60) days, as can be reasonably confirmed by an objective third party.

(iii)     If ZelleRx shall have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days of its filing, or if ZelleRx makes an assignment of all or substantially all of its assets for the benefit of its creditors Klingemann may terminate this Agreement by written notice effective as of the (i) date of filing by ZelleRx of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

(iv)     If ZelleRx shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Paragraph 9. B. (3). above or upon completion of a merger or sale or transfer of assets or otherwise, with or to a successor, where the successor assumes the duties and obligations under this Agreement, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of ZelleRx with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of ZelleRx.

(c)     ZelleRx’s Right to Terminate. Unless the Licensed Patents have been assigned to ZelleRx in accordance with Section 10 hereof, ZelleRx may terminate this Agreement at any time by giving Klingemann ninety (90) days prior written notice.

(d)     Survival. All causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as ZelleRx’s obligation to pay Royalties and Patent Costs accrued prior to the date of termination and which were not paid or payable before termination, along with the record keeping required by Paragraphs 3. F. and J.

10.     Miscellaneous.

(a)     Marking. ZelleRx shall and agrees to require its Sublicensees and Affiliates of either, to place in a conspicuous location on Licensed Products (or its packaging where marking the Product is physically impossible) sold to third parties, a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

(b)     Export Regulations. To the extent that the United States Export Control Regulations are applicable, neither ZelleRx nor Klingemann shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

(c)     Entire Agreement, Amendment, Waiver. With the exception of TERM SHEET ZELLERX CORPORATION signed by Klingemann and Gary N. Keller on October 2, 2002, as amended effective as of the date of this Agreement, this Agreement together with the Schedules attached hereto constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. This Agreement may not be amended or modified except in a document signed by duly authorized representatives of each party. No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. The above mentioned TERM SHEET, as amended, is hereby incorporated by reference to the extent that, in the case of any discrepancies between specific terms, the term of the present Agreement will prevail.

It is the intend of the parties to negotiate and enter into a consulting agreement whereby Klingemann provides consulting services to ZelleRx and an agreement for Klingemann’s appointment to Chairman of the Scientific Advisory Board.

(d)     Notice. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other party at the address set forth below or at such other address as may be designated by written notice to the other party. Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to Klingemann:	Hans G. Klingemann

If to ZelleRx:	ZelleRx Corporation
600 S. Hoyne
Chicago, Illinois 60612
Attn: President

(e)     Assignment. This Agreement shall be binding on the parties hereto and upon their respective successors and assigns. Either party may at any time, upon written notice to the other party, assign or delegate to a successor to all or substantially all of its business any of its rights and obligations hereunder. Except as provided in the preceding sentence, and except for sublicensing permitted as to ZelleRx hereunder, neither Party may assign or delegate any right or obligation hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any attempted assignment or delegation in violation thereof shall be void. Subject to the agreement of ZelleRx to continue paying royalties to Klingemann in accordance with the terms and conditions of this Agreement until the expiration date of the last to expire of the Licensed Patents and also subject to the agreement of ZelleRx to pay royalties to BC Cancer Agency in accordance with the terms and conditions of the BC Agreement, Klingemann shall, upon commencement by ZelleRx of a Phase III trial of a Licensed Product in the United States, assign all of his right, title and interest in and to the Licensed Patents to ZelleRx and shall promptly execute and any and all applications, assignments, and other instruments that ZelleRx shall deem necessary to complete such assignment, provided that Klingemann shall retain the right to make and use the Licensed Product and Technical Information for research purposes only.

(f)     Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in that state.

(g)     Klingemann’s Employer. This Agreement is entered into by Klingemann in his own private capacity and not on behalf of his past or current Employer, nor as a contractor or agent of his past or current Employer. It is understood and agreed that neither Klingemann’s past or current Employer is a party to this Agreement and they are not liable for nor assume any responsibility or obligation under this Agreement, and are not liable for any action or lack thereof by Klingemann.

(h)     Advertising. Each party agrees not to use the name of the other party in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other party, which consent may be granted or withheld in such party’s sole discretion. ZelleRx agrees not to use, and shall prohibit its Sublicensees and the Affiliates of either from using the name of Klingemann’s past or current Employer in any commercial activity, marketing, advertising or sales brochures.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

Klingemann	ZelleRx Corporation

/s/ Hans G. Klingemann	By:	/s/ Gary Keller
Hans G. Klingemann	Its:	President

SCHEDULE A

[***]

FIRST AMENDMENT

to

LICENSE AGREEMENT

between

HANS G. KLINGEMANN and ZELLERX CORPORATION

This FIRST AMENDMENT TO THE LICENSE AGREEMENT (the (“First Amendment”) by and between HANS G. KLINGEMANN, an individual resident of Masschusetts (“Klingemann”), and ZELLERX CORPORATION, an Illinois corporation (“ZelleRx”) is entered into as of March 19, 2008 (the “Effective Date”). Capitalized terms not expressly defined herein shall have the meaning set forth in the License Agreement.

RECITALS

WHEREAS, Klingemann and ZelleRx entered into a License Agreement effective February, 2003 (the “License Agreement”); and

WHEREAS, the parties now wish to amend the License Agreement as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.1    Section 5.A (Due Diligence and Milestones; Research and Development Expenditures) is hereby amended by deleting clauses i) through iv) in their entirety and replacing them with the following:

i)	not less than $250,000 not later than December 31, 2008.

ii)	not less than $750,000 (including the amounts referred to in Section 5.A.i)) not later than December 31, 2009.

iii)	not less than $1,250,000 (including the amounts referred to in Section 5.A.i) and 5.A.ii)) not later than December 31, 2010, and

iv)	not less than $2,500,000 (including the amounts referred to in Section 5.A.i), 5.A.ii) and 5.A.iii)) not later than December 31, 2011.

1.2     Miscellaneous.

(a)     No Other Changes. All other terms of the License Agreement shall remain in full force and effect as amended hereby.

(b)     Counterparts. This First Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of Klingemann and ZelleRx have executed this First Amendment as of the Effective Date.

HANS G. KLINGEMANN	ZELLERX CORPORATION

/s/ Hans G. Klingemann	By: /s/Authorized Representative
Hans G. Klingemann	Title:

SECOND AMENDMENT

to

LICENSE AGREEMENT

between

HANS G. KLINGEMANN and ZELLERX CORPORATION

This SECOND AMENDMENT TO THE LICENSE AGREEMENT (the (“Second Amendment”) by and between HANS G. KLINGEMANN, an individual resident of Masschusetts (“Klingemann”), and ZELLERX CORPORATION, an Illinois corporation (“ZelleRx”) is entered into as of June 3, 2009 (the “Effective Date”). Capitalized terms not expressly defined herein shall have the meaning set forth in the License Agreement.

RECITALS

WHEREAS, Klingemann and ZelleRx entered into a License Agreement effective February, 2003 (the “License Agreement”) and a First Amendment to License Agreement effective March 19, 2008 (the “First Amendment to License Agreement”); and

WHEREAS Klingemann and ZelleRx desire to amend the License Agreement to provide Klingemann additional security interest in ZelleRx in exchange for assignment of all rights, title and interest to the Licensed Patents and Technical Information;

WHEREAS Klingemann and ZelleRx desire to keep the balance of the License Agreement intact; WHEREAS, the parties now wish to amend the License Agreement as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.1     Section 3.A shall be amended and restated in in its entirety as follows: “Royalties. As partial consideration for the license granted in Paragraph 2 of this Agreement, ZelleRx shall pay directly to BC Cancer Agency, a Royalty equal to the royalty payable by Klingemann to BC Cancer Agency (the “BC Royalty”) pursuant to that certain agreement between Klingemann, as inventor, and BC Cancer Agency dated May 22, 1997 (the “BC Agreement”). As partial consideration for the license granted in Paragraph 2 of this Agreement, ZelleRx shall pay Klingemann, or his designee, a Royalty of 3% of Net Sales of Licensed Products for therapeutic use by ZelleRx and its Affiliates, and a Royalty of 1% of Net Sales of Licensed Products for diagnostic or other uses by ZelleRx and its Affiliates. With respect to Sublicensees, ZelleRx shall pay Klingemann 50% of any royalties received by ZelleRx or its affiliates from sublicenses for Net Sales of Licensed Products by said Sublicensees.”

1.2     Section 3.C shall be amended and restated in its entirety as follows: “(1) If additional technology is necessary to commercialize the Licensed Products, then ZelleRx may credit any royalty paid a third party on sales of Licensed Products against royalties accruing under this Agreement in an amount not to exceed fifty percent (50%), such credits being limited to royalties accruing upon the affected Licensed Products. (2) In the event that, with respect to Net Sales of all Licensed Products, ZelleRx is paying royalties to unaffiliated third parties (other than BC Cancer Agency) and the total royalties, including those payable to Klingemann hereunder, exceed five percent (5%) of Net Sales, the amount due and payable to Klingemann and the unaffiliated third parties (other than BC Cancer Agency) hereunder may be reduced proportionately such that total royalties equal five percent (5%) of Net Sales, but in no event shall the royalty payable to Klingemann with respect to such Licensed Products be less than one percent (1.0%) of Net Sales.”

1.3     New subsections (H), (I) and (J) shall be added to section 3 as follows:

3.H.     Ownership Interest. As partial consideration for the full sale and assignment of the Licensed Patents and Technical Information to ZelleRx, Klingemann shall be issued additional shares of common stock of ZelleRx at the purchase price of $0.301 per share in conjunction with the closing of the Series B round of financing so as to ensure that Klingemann retains no less than 7% of the total outstanding shares of ZelleRx on a fully diluted basis.

3.I.     Warrant Milestone Payments. As partial consideration for the full sale and assignment of the Licensed Patents and Technical Information to ZelleRx, Klingemann shall be issued warrants to purchase up to 1,000,000 additional shares of common stock of ZelleRx, at a purchase price of $0.301 per share with a 10 year exercise term upon ZelleRx reaching the following milestones and in the following amounts:

i.	A 129 patent is granted to ZelleRx in the US..................Warrants to purchase 300,000 shares of common stock of ZelleRx

ii.	ZelleRx completes one phase II trial with NK-92WT........Warrants to purchase 150,000 shares of common stock of ZelleRx

iii.	ZelleRx completes one trial using electroporation technology for mRNA modification of NK-92...........................................Warrants to purchase 150,000 shares of common stock of ZelleRx

iv.

ZelleRx completes one trial using lentiviral transfection for cDNA modification of NK-9.........................................................Warrants to purchase 150,000 shares of common stock of ZelleRx

v.	ZelleRx is issued its first BLA in the US.........................Warrants to purchase 250,000 shares of common stock of ZelleRx.

Upon the consummation of the sale or disposition by ZelleRx of all or substantially all of ZelleRx’s assets, all remaining unissued milestone payments for milestones that can still be achieved, shall be issued to Klingemann on the day immediately prior to closing such transaction.

Klingemann shall, at the time of each issuance of warrants to purchase shares of common stock, be in a business value adding service to ZelleRx to maintain eligibility to receive Warrant Milestone Payments. This service shall include, but not be limited to, Director, Officer, Scientific Advisory Board member, employee and consultant of ZelleRx, and shall be under a formalized agreement between Klingemann and ZelleRx. Remuneration for such service shall be specified in a separate agreement and be incremental to any remuneration specified in this Second Amendment to License Agreement. Klingemann may serve in more than one capacity at any given time. Klingemann and ZelleRx shall mutually agree on the type of service(s) to be provided by Klingemann to ZelleRx, and in the event of disagreement, Consultant shall be the default service. Moreover, if ZelleRx causes Klingemann to become ineligible through termination or any other action, Klingemann shall retain his eligibility to receive all Warrant Milestone Payments.

After the closing of the transactions described in the Bridge Loan Agreement, ZelleRx and Klingemann shall execute a commercially reasonable definitive Warrant Agreement.

3.J.     Restrictions on Stock and Warrants. In addition to all securities held by Klingemann as of the Effective Date, all securities to be issued in connection with this Second Amendment shall be subject to the Shareholder Lock Up Agreement attached hereto as Exhibit A. In the event that a conflict arises between the Shareholder Agreement and the Shareholder Lock Up Agreement, the Shareholder Lock Up Agreement shall prevail.

1.4    Section 10.C. shall be revised to state: “The above mentioned TERM SHEET, as amended, is hereby incorporated by reference to the extent that, in the case of any discrepancies between specific terms, the terms of the present Agreement will prevail. For clarity purposes, milestones 1, 2 and 3 listed in Addendum A of the TERM SHEET signed and dated October 2, 2002, shall be superceeded and replaced by the Research and Development Expenditure milestones i, ii, iii, and iv listed in section 1.1 of the First Amendment to License Agreement between Hans G. Klingemann and ZelleRx Corporation, dated March 19, 2008 and it is acknowledged that, as of the Effective Date, these milestones are hereby fully satisfied by ZelleRx.”

1.5    Section 10.E. shall be revised to state: “Subject to the agreement of ZelleRx to continue paying royalties to Klingemann in accordance with the terms and conditions of this Agreement until the expiration date of the last to expire of the Licensed Patents and also subject to the agreement of ZelleRx to pay royalties to BC Cancer Agency in accordance with the terms and conditions of the BC Agreement, Klingemann shall, upon execution of this Agreement, sell and assign all of his right, title and interest in and to the Licensed Patents and Technical Information to ZelleRx and shall promptly execute any and all applications, assignments and other instruments that ZelleRx shall deem necessary to complete such sale and assignment, provided that Klingemann shall retain the right to make and use the Licensed Product and Technical Information for research purposes only. To eliminate any doubt, Technical Information includes the NK-92, NK-92MI and NK-92CI cell lines and “sell and assign all of his right title and interest” shall constitute a transfer of ownership of the patents and patent applications attached hereto as Exhibit B. Furthermore, Klingemann hereby warrants to ZelleRx that the Licensed Patents and Technical Information is free and clear for such transfer of ownership to ZelleRx and is unencumnered by any third party contractual agreements or commitments other than that with ZelleRx..

If a closing does not occur under the Bridge Loan Agreement within 75 days from the Effective Date, ZelleRx shall sell and assign all of the right, title and interest in and to the Licensed Patents and Technical Information back to Klingemann and ZelleRx shall promptly execute any and all applications, assignments and other instruments that Klingemann shall deem necessary to complete such sale and assignment at ZelleRx’s expense and ZelleRx and Klingemann hereby agree that all transactions described herein shall be reversed and terminated.”

1.6     Miscellaneous.

(a)     No Other Changes. All other terms of the License Agreement, as previously amended, shall remain in full force and effect as amended hereby.

(b)     Counterparts. This Second Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of Klingemann and ZelleRx have executed this Seocnd Amendment as of the Effective Date.

HANS G. KLINGEMANN	ZELLERX CORPORATION

/s/ Hans G. Klingemann	By: /s/ Authorized Representative
Hans G. Klingemann	Title:

EXHIBIT A

SHAREHOLDER LOCK UP AGREEMENT

ANNEX X

TO

BRIDGE LOAN AGREEMENT

SHAREHOLDER LOCK UP AGREEMENT

This document is to be executed by

each of the following persons (each, a “Lock Up Shareholder”):

Each current shareholder of the Company immediately prior to the closing of the transactions contemplated by this Agreement (other than a shareholder contemplated by the Special Closing Conditions, unless such shareholder is a Converting Creditor or a Convertible Securityholder)

Each Converting Creditor

Each Convertible Securityholder

__________, 2009

ZelleRx Corporation

15502 Churchill Downs

P.O. Box 3861

Rancho Sante Fe, CA 92607

Attn: Dr. Barry Simon

Re: Restrictions on Share Transfers

Dear Sir:

Reference is made to the Bridge Loan Agreement (the “Agreement”), dated as of March 31, 2009, between ZelleRx Corporation (the “Company”) and each of the Buyers named therein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The undersigned is a Lock Up Shareholder (as that term is defined below) of the Company. In such capacity the undersigned Lock Up Shareholder has had access to the terms of the Agreement and the other Transaction Agreements, between the Company and the Buyers.

The term “Lock Up Shareholder” is a person who, or entity which, meets any one or more of the following criteria: (A) a current shareholder of the Company immediately prior to the closing of the transactions contemplated by this Agreement (other than a shareholder contemplated by the Special Closing Conditions, unless such shareholder is a Converting Creditor or a Convertible Securityholder), (B) a Converting Creditor, or (C) a Convertible Securityholder.

As an inducement to each Buyer’s execution, delivery and performance of the Agreement, the undersigned Lock Up Shareholder hereby agrees as follows:

1.     Without the prior written consent of a Majority in Interest of the Holders in each instance (which consent may be withheld for any reason or for no reason whatsoever), the undersigned Lock Up Shareholder, individually or collectively with and any of its Transferees (as defined below, will not sell, exchange or otherwise transfer, or offer to sell, exchange or otherwise transfer, any shares of Common Stock (or any security or right convertible into or exercisable for Common Stock of the Company; collectively, “Company Securities”) directly or indirectly held by such Lock Up Shareholder or Transferee during the Lock Up Period. The “Lock Up Period” is the period commencing on the Closing Date and continuing through and including the date which is the second anniversary of the Reverse Merger Date.

2.     Notwithstanding the provisions of Section 1 hereof, the undersigned may transfer Company Securities to any one or more of the following relatives (each, a “Transferee”): (i) a spouse; (ii) a child or grandchild; (iii) a parent or (iv) a grandparent; provided, however, that in each such case, the Transferee agrees in writing (which shall be provided to the Company and by the Company to each Buyer) to be bound by all of the terms hereof as if such Transferee were an original signatory hereto (and the provisions of this agreement shall then apply to the undersigned, such Transferee and any other of the undersigned’s Transferees jointly).

3.     Notwithstanding the provisions of Section 1 hereof, the undersigned (or a Transferee, if any) may (i) sell, exchange or otherwise transfer Company Securities as part of the Reverse Merger; provided, however, that any securities obtained by the undersigned (or such Transferee) in connection with the Reverse Merger shall be deemed to be Company Securities which are subject to the terms of this Agreement, (ii) if after the Reverse Merger Date, there is a transaction in which a third party is acquiring in one or more related transactions at least a majority of the shares of the survivor entity of the Reverse Merger, the undersigned (or a Transferee, if any) may participate in such transaction (pro rata) on the same terms as other shareholders of such survivor entity, and (iii) sell, exchange or transfer Open Market Purchased Shares (as defined below). “Open Market Purchased Shares” means shares of Common Stock acquired by the Lock Up Shareholder in open market transactions effected after the Reverse Merger Date, if, and to the extent that, upon the subsequent sale, exchange or other transfer of such shares, no party shall be required to make, or shall voluntarily make, a filing under the Securities Exchange Act of 1934, as amended, with regard to such sale, exchange or transfer.

4.     The Company may undertake such measures as it deems reasonable to enforce the provisions of this Agreement and monitor compliance with its terms. The undersigned Lock Up Shareholder will cooperate with the Company in connection therewith, including, but not limited to, providing prompt responses to Company inquiries relating to such compliance.

5.     The undersigned understands that this agreement is being provided to the Company for the benefit of, and may be enforceable against the undersigned by, each of the Company and each Buyer. Each Buyer is a third party beneficiary of this agreement.

6.     In addition to any other damages or remedies that may be appropriate, this agreement of the Lock Up Shareholder shall be enforceable by injunction sought by the Company and the Buyers or any one or more of them.

7.    (a)     This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. The undersigned Lock Up Shareholder consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement or any of the other Transaction Agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(b)     JURY TRIAL WAIVER. The undersigned Lock Up Shareholder hereby waives a trial by jury in any action, proceeding or counterclaim brought by against the undersigned in respect of any matter arising out or in connection with this Agreements.

(c)     Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d)     This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

(e)     If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

[Balance of page intentionally left blank]

(f)     A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties hereto.

____________________________________ [Print Name of Lock Up Shareholder]

By: _________________________________
[Signature]

____________________________________

EXHIBIT B

PATENTS AND PATENT APPLICATIONS

PATENTS

[***]

PATENT APPLICATIONS

[***]

AMENDMENT NO. 1,

dated as of September 4, 2009 (the “Amendment Effective Date”),

to

SECOND AMENDMENT TO LICENSE AGREEMENT

Reference is made to that certain Second Amendment to License Agreement, dated as of June 3, 2009 (the “Second Amendment”), between Hans G. Klingemann (“Klingemann”) and ZelleRx Corporation (“ZelleRx”).

Each of Klingemann and ZelleRx hereby agrees that the phrase “within 75 days of the Effective Date” in the first sentence of the second paragraph of Section 1.5 of the Second Amendment is hereby amended to read “within 120 days of the Effective Date.” Klingemann hereby waives any rights he may have had under said second paragraph of said Section 1.5 at any time prior to or on the Amendment Effective Date.

Except as and to the extent specifically amended hereby, all other terms of the Second Amendment, including, but not limited to, the provisions of Section 1.6 thereof, remain in full force and effect.

IN WITNESS WHEREOF, each of Klingemann and ZelleRx has executed this Amendment No. 1 to Second Amendment to License Agreement as of the Amendment Effective Date.

HANS G. KLINGEMANN	ZELLERX CORPORATION

/s/ Hans G. Klingemann	By: /s/ Authorized Representative
Hans G. Klingemann	Title:

THIRD AMENDMENT

to

LICENSE AGREEMENT

between

HANS G. KLINGEMANN and CONKWEST, INC.

This THIRD AMENDMENT TO THE LICENSE AGREEMENT (the (“Third Amendment”) by and between HANS G. KLINGEMANN, an individual resident of Masschusetts (“Klingemann”), and CONKWEST, INC., an Illinois corporation (“Conkwest”) is entered into as of May 17, 2010 (the “Effective Date”). Capitalized terms not expressly defined herein shall have the meaning set forth in the License Agreement.

RECITALS

WHEREAS, Klingemann and Conkwest entered into a License Agreement effective February, 2003 (the “License Agreement”), a First Amendment to License Agreement effective March 19, 2008 (the “First Amendment to License Agreement”), a Second Amendment to License Agreement effective June 3, 2009 (the “Second Amendment to License Agreement”) and an Amendment No. 1 to Second Amendment to License Agreement effective September 4, 2009 (the “Amendment No. 1 to Second Amendment to License Agreement”); and

WHEREAS Klingemann and Conkwest desire to amend the License Agreement to provide Klingemann with an additional consideration for the assignment of Licensed Patents and Technical Information and services to Conkwest in the form of a one time cash payment of $75,000, and ;

WHEREAS Klingemann and Conkwest desire to keep the balance of the License Agreement unaltered;

WHEREAS, the parties now wish to amend the License Agreement as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.1     New subsection (K) shall be added to section 3 as follows:

3.K.     Cash Payment. As partial consideration for the full sale and assignment of the Licensed Patents and Technical Information to Conkwest, Klingemann shall receive a one time payment of Seventy-Five Thousand Dollars ($75,000.00), provided that such payment shall be subject to option iii of that certain Election by Current Creditors signed on June 3, 2009.

1.2     Miscellaneous.

(a)     No Other Changes. All other terms of the License Agreement, as previously amended, shall remain in full force and effect as amended hereby.

(b)     Counterparts. This Third Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of Klingemann and Conkwest have executed this Third Amendment as of the Effective Date.

HANS G. KLINGEMANN	CONKWEST, INC.

/s/ Hans G. Klingemann	By:	/s/ Barry J. Simon
Hans G. Klingemann, M.D.	Name:	Barry J. Simon, M.D.
	Title:	President & CEO

FOURTH AMENDMENT

to

LICENSE AGREEMENT

between

HANS G. KLINGEMANN and CONKWEST, INC.

This Fourth Amendment to the License Agreement (the “Fourth Amendment”) by and between HANS G. KLINGEMANN, an individual resident of Masschusetts (“Klingemann”), and CONKWEST, INC., an Illinois corporation (“Conkwest”), is entered into as of February 1, 2013 (the “Effective Date”). Capitalized terms not expressly defined herein shall have the meaning set forth in the License Agreement.

RECITALS

WHEREAS, Klingemann and Conkwest entered into a License Agreement effective February, 2003 (the “Original License Agreement”), as amended by a First Amendment to License Agreement effective March 19, 2008 (the “First Amendment to License Agreement”), a Second Amendment to License Agreement effective June 3, 2009 (the “Second Amendment to License Agreement”), an Amendment No. 1 to Second Amendment to License Agreement effective September 4, 2009 (the “Amendment No. 1 to Second Amendment to License Agreement”), and a Third Amendment to License Agreement effective May 17, 2010 (the “Third Amendment to License Agreement”, and collectively with the Original License Agreement, the First Amendment to License Agreement, the Second Amendment to License Agreement, Amendment No. 1 to Second Amendment to License Agreement, and the Third Amendment to License Agreement, the “License Agreement”); and

WHEREAS Klingemann and Conkwest desire to clarify and amend the License Agreement with respect to the consideration payable to Klingemann in respect of the assignment of Licensed Patents and Technical Information;

WHEREAS Klingemann and Conkwest desire to keep the balance of the License Agreement unaltered; and

WHEREAS, the parties now wish to amend the License Agreement as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.1     Amendment to Section 3(H). Section 3(H) of the License Agreement is hereby amended by replacing the existing Section (as set forth in the Second Amendment to License Agreement) with the following:

“H.     Ownership Interest. As partial consideration for the full sale and assignment of the Licensed Patents and Technical Information to Conkwest, Klingemann shall be issued additional shares of common stock of Conkwest in conjunction with the closing of the next equity financing (which includes the issuance of capital stock of Conkwest or any of its parent companies, including the issuance of securities which are convertible into equity securities) resulting in Conkwest or its affiliated entities raising gross proceeds of at least $1,000,000 (a “Qualified Financing”). For the sake of clarity, a Qualified Financing shall not include the current round of debt financing (the “Bridge Loan Agreement”) of up to $1,000,000, pursuant to which Conkwest is issuing convertible notes and warrants to bridge lenders, which such transaction is anticipated to close on or about June 30, 2012 (but may be earlier or later), as contemplated by that certain Term Sheet between Conkwest and Palladium Capital Advisors, LLC (“Palladium”), dated January 17, 2012. The number of additional shares of common stock of Conkwest to be issued to Klingemann in the event of a Qualified Financing shall be a number sufficient to ensure that the existing shares of common stock of Conkwest issued and outstanding and held by Klingemann as of the Effective Date, plus the newly offered shares pursuant to this Section 3(h), shall represent no less less than 7% of the total outstanding shares of Conkwest on a fully diluted, as if converted to common stock basis immediately following the close of a Qualified Financing. Notwithstanding the foregoing, in the event that the terms and closing conditions of the Qualified Financing do not permit such anti-dilution rights in favor of Klingemann, the calculation for the 7% anti-dilution right set forth above shall be calculated in the same fashion as the anti-dilution rights set forth in the 20% Corporate Advisory Warrant that was issued to designees of Palladium as CAW-09-01 and CAW-09-02 (and any subsequent conforming amendments thereto intended to satisfy any conditions pertaining to, and in connection with, the Qualified Financing), and such restriction on the anti-dilution protections set forth herein shall be applied such that Klingemann and Palladium are treated equally on a pro rata basis based on their respective equity ownership with respect to anti-dilution protection in the event of a Qualified Financing, with the intent so as to satisfy any conditions pertaining to and in connection with the Qualified Financing.”

1.2     Amendment to Section 3(I). Section 3(I) of the License Agreement is hereby amended by replacing the existing Section (as set forth in the Second Amendment to License Agreement) with the following:

“I.     Warrant Milestone Payments. As partial consideration for the full sale and assignment of the Licensed Patents and Technical Information to Conkwest, Conkwest shall execute and deliver to Klingemann the Stock Purchase Warrant, dated as of the date hereof and attached hereto as Exhibit A (the “Warrant”), concurrent with the execution and delivery of this Fourth Amendment.

Klingemann shall be actively and formally engaged with Conkwest in providing value adding services at the time of a milestone set forth in Section 1 of the Warrant being achieved in order to have the right to purchase the applicable number of shares of Conkwest stock associated with the achievement of such milestone, as set forth in the Warrant. This service shall include, but not be limited to, Director, Officer, Scientific Advisory Board member, employee and consultant of Conkwest. Remuneration for such service shall be specified in a separate agreement and be incremental to any remuneration specified in this Agreement. Klingemann may serve in more than one capacity at any given time. Klingemann and Conkwest shall mutually agree on the type of service(s) to be provided by Klingemann to Conkwest, and in the event of disagreement, “Consultant” shall be the default service. Notwithstanding the foregoing, if Conkwest causes Klingemann to become ineligible through termination or any other action, Klingemann will automatically have the right to purchase the applicable number of shares of Conkwest stock associated with the achievement of the applicable milestones set forth in Section 1 of the Warrant in accordance with the terms of the Warrant without regard to the termination of his service, provided, and to the extent that the Company achieves the milestones enumerated in Section 1 of the Warrant. For the avoidance of doubt, Klingemann need not exercise his right to purchase shares pursuant to the Warrant at the time of a milestone in Section 1 of the Warrant being achieved, and such right shall continue up until the expiration of the Warrant, provided that Klingemann satisfied the conditions set forth in this 3(I) at the time the milestone in Section 1 of the Warrant was achieved.

1.3     Miscellaneous.

(a)     No Other Changes. All other terms of the License Agreement, as previously amended, shall remain in full force and effect as amended hereby.

(b)     Counterparts. This Fourth Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, each of Klingemann and Conkwest have executed this FOURTH AMENDMENT TO LICENSE AGREEMENT as of the Effective Date.

HANS G. KLINGEMANN	CONKWEST, INC.

/s/ Hans G. Klingemann	By:	/s/ Barry J. Simon
Hans G. Klingemann, M.D.	Name:	Barry J. Simon, M.D.
	Title:	President & CEO

Exhibit A

See attached Stock Purchase Warrant

FIFTH AMENDMENT

to

LICENSE AGREEMENT

between

HANS G. KLINGEMANN and CONKWEST, INC.

This Fifth Amendment to the License Agreement (the “Fifth Amendment”) by and between HANS G. KLINGEMANN, an individual resident of Masschusetts (“Klingemann”), and CONKWEST, INC., an Deleware corporation (“Conkwest”), is entered into as of March 19, 2014 (the “Effective Date”). The term Conkwest shall apply to Conkwest, Inc., a Delaware corporation (“Conkwest Delaware”) which shall be the successor company to the Illinois corporation as well as the Illinois corporation. Capitalized terms not expressly defined herein shall have the meaning set forth in the License Agreement (as defined below).

RECITALS

WHEREAS, Klingemann and Conkwest entered into a License Agreement effective February, 2003 (the “Original License Agreement”), as amended by a First Amendment to License Agreement, effective March 19, 2008 (the “First Amendment to License Agreement”), a Second Amendment to License Agreement, effective June 3, 2009 (the “Second Amendment to License Agreement”), an Amendment No. 1 to Second Amendment to License Agreement, effective September 4, 2009 (the “Amendment No. 1 to Second Amendment to License Agreement”), a Third Amendment to License Agreement, effective May 17, 2010 (the “Third Amendment to License Agreement”), and a Fourth Amendment to License Agreement ,effective February 1, 2013 (the “Fourth Amendment to License Agreement”, and collectively with the Original License Agreement, the First Amendment to License Agreement, the Second Amendment to License Agreement, Amendment No. 1 to Second Amendment to License Agreement, and the Third and Fourth Amendment to License Agreement, the “License Agreement”); and

WHEREAS Klingemann and Conkwest desire to clarify and amend the License Agreement with respect to the consideration payable to Klingemann in respect of the assignment of Licensed Patents and Technical Information;

WHEREAS Klingemann and Conkwest desire to keep the balance of the License Agreement unaltered; and

WHEREAS, the parties now wish to amend the License Agreement as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1

AGREEMENT

1.1

All references to “Zellerx Corporation” or “ZelleRx” in the License Agreement shall hereinafter refer to Conkwest, Inc. Any reference to in the below amendments to “Conkwest” shall refer to Conkwest, Inc. f/k/a ZelleRx.

1.2	Section 3(A). Section 3(A) of the License Agreement is hereby amended and restated as follows:

“ A. Royalties. As partial consideration for the license granted in Paragraph 2 of this Agreement, Conkwest, shall pay directly to BC Cancer Agency, a Royalty equal to the royalty payable by Klingemann to BC Cancer Agency (the “BC Royalty”) pursuant to that certain agreement between Klingemann, as inventor, and BC Cancery Agency dated May 22, 1997 (the “BC Agreement”). As partial consideration for the license granted in Pagraph 2 of this Agreement, Conkwest shall pay Klingemann, or his designee, a Royalty of 1% of Net Sales of Licensed Products for therapeutic use by Conkwest and its Affiliates, and a Royalty of 1% of Net Sales of Licensed Products for diagnostic or other uses by Conkwest and its Affiliates. With respect to Sublicenses, Conkwest shall pay Klingemann 4% of any royalties received by Conkwest or its affiliates from sublicenses for Net Sales of Licensed Products by said Sublienseees.”

B. Options. In consideration for the modification of the Royalty, promptly after the Effective Time , the Company shall issue Klingemann an option, which shall be qualified as an “incentive stock option” (“ISO”) under the Internal Revenue Code, to purchase Four hundred thousand (400,000) shares of common stock in the Company (the “Common Stock”) (on a post-split basis) at an exercise price equal to the fair market value of a share of Common Stock on the date of issuance. Such option shall be fully vested and exercisable upon issuance, and shall contain cashless exercise or net exercise provisions. Such option shall have a term of 10 years. It is understood and agreed that the option provided above is in addition to shares of Common Stock purchased by Executive pursuant to the Restricted Stock Purchase Agreement between the Executive and the Company dated December 30, 2013.

C. Warrant. Simultaneous with the issue of the option in Section 1.2(B) herein, Klingemann shall surrender warrant # W-024-09 to purchase 1,000,000 pre-split shares of common stock and warrant # W-021-08 to purchase 264,718 pre-split shares of common stock.

1.3	Sections 3(H) and 3(I) of the License Agreement are hereby deleted in their entirety.

1.4	This Fifth Amendment shall only be effective upon the Company consummating an equity financing resulting in gross proceeds of at least $3,000,000 (the “Effective Time”).

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1.5

All securities to be issued in connection with this 5th Amendment shall be subject to the Shareholder Lock Up Agreement attached hereto as Exhibit A. In the event that a conflict arises between the Shareholder Agreement and the Shareholder Lock Up Agreement, the Shareholder Lock Up Agreement shall prevail.

Miscellaneous.

(a)     No Other Changes. All other terms of the License Agreement, as previously amended, shall remain in full force and effect as amended hereby.

(b)     Counterparts. This Fifth Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(c)     Governing Law. This Fifth Amendment shall be governed in accordance with the Section 10(F) of the License Agreement.

IN WITNESS WHEREOF, each of Klingemann and Conkwest have executed this FIFTH AMENDMENT TO LICENSE AGREEMENT as of the Effective Date.

HANS G. KLINGEMANN	CONKWEST, INC.

/s/ Hans G. Klingemann	By:	/s/ Barry J. Simon
Hans G. Klingemann, M.D.	Name:	Barry J. Simon, M.D.
	Title:	President & CEO

3